CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements No. 333-215145-01 and 333-155581-01 on Form S-8 of Southwest Gas Holdings, Inc. of our report dated June 25, 2024, appearing in this Annual Report on Form 11-K of the Southwest Gas Corporation Employees’ Investment Plan for the year ended December 31, 2023.

/s/ McConnell & Jones LLP
Houston, Texas
June 25, 2024